UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2015

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John H. Lewis has been appointed to the Company’s Board of Directors, effective October 14, 2015, filling a newly created directorship.  As a result, the size of the Board of Directors was increased to nine members, including seven independent directors.  Mr. Lewis will serve on the Risk Management Committee of the Board of Directors.

Mr. Lewis is a controlling member, and the Founder and Managing Partner of Osmium Partners, LLC, a Delaware limited liability company (“Osmium Partners”), which, together with its affiliated investment funds, beneficially owns approximately 16% of the outstanding shares of the Company.  There are no arrangements or understandings between Mr. Lewis and any other person pursuant to which he was selected as a director.

The information required by Item 404(a) of Regulation S-K is set forth under the heading “Transactions with Related Persons—Agreement with Osmium Partners”  in the Company’s definitive proxy statement on Schedule 14A for its 2015 annual meeting of stockholders, filed with the SEC on April 15, 2015, which disclosures are hereby incorporated by reference into this Item 5.02.

Mr. Lewis will participate in the Company’s compensation program for its non-employee directors, as described in the Company's definitive proxy statement on Schedule 14A for its 2015 annual meeting of stockholders, filed with the SEC on April 15, 2015.  Under the plan, Mr. Lewis will receive an annual cash retainer of $40,000, payable in quarterly installments, and be eligible for grants of RSUs.  In addition, the Company will enter into its standard form of indemnification agreement with Mr. Lewis.

A press release announcing the election of Mr. Lewis as a director, as described above, is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

99.1	Press release dated October 15, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 16, 2015

INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
Name:	Ronald L. Barden
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 15, 2015